TAIWAN GREATER CHINA FUND

Certificate of Secretary

I, Regina Foley, Secretary of the Taiwan Greater China Fund (the “Trust”), hereby certify on behalf of the Trust as follows:

1.
Submitted herewith is a copy of the most recently received Fidelity Bond (the “Bond”) procured by the Trust, in the amount of $1,000,000 and in the form required by Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.
Attached hereto as Exhibit A is a copy of resolutions approving the renewal of the Bond in substantially the same form, with comparable coverage and premium amounts as the 2009/2010 fidelity bond filed with the U. S. Securities and Exchange Commission on October 30, 2010, unanimously adopted by the Board of Trustees of the Trust, including a majority of such Trustees who are not “interested persons,” as defined in the 1940 Act, at their meeting held on June 25, 2010.

3.	The premium with respect to the Bond has been paid for the period from September 24, 2010 to September 24, 2011.

/s/	Regina Foley
Regina Foley Secretary

Dated:  November 9, 2010

Exhibit A

WHEREAS:
Rule 17g-1 under the 1940 Act requires that each registered management investment company shall provide and maintain a bond, which shall be issued by a reputable fidelity insurance company, authorized to do business in the place where the bond is issued, against larceny and embezzlement, covering each officer and employee of the Fund, who may singly, or jointly with others, have access to securities or funds of the Fund, either directly or through authority to draw upon such funds or to direct generally the disposition of such securities, unless the officer or employee has such access solely through his position as an officer or employee of a bank; and

WHEREAS:
Rule 17g-1 under the 1940 Act requires that the bond shall be in such reasonable form and amount as a majority of the board of trustees of the registered management investment company who are not “interested persons” of such investment company as defined by Section 2(a)(19) of the 1940 Act shall approve as often as their fiduciary duties require, but not less than once every twelve months, with due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the registered management investment company to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the company's portfolio; provided, however, that the amount of the bond shall be at least equal to an amount computed in accordance with the provisions of the rule.

NOW, THEREFORE, BE IT

RESOLVED:
that the Chief Financial Officer (“CFO”) of the Fund be, and hereby is, authorized and directed to make any and all payments and to do any and all other acts to obtain fidelity bond coverage for the Fund at comparable coverage levels and at comparable premiums as the Fund's existing fidelity bond coverage, in the name of the Fund and on its behalf, as the CFO may determine to be necessary, desirable or proper.